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                                  Exhibit 10.2

July 31, 1998
Building Q

                                                             Licensing/Marketing



Mr. Paul Lipschutz
COLLECTIBLE CONCEPTS GROUP, INC.
P.O. BOX 707
Lambertville, N.J. 08530


Dear Paul:

This letter shall confirm the terms, of the agreement between your company and Building Q whereby Building Q shall provide services to your company as follows:

1. Commencing August 1, 1998 Building Q shall act as your sole and exclusive licensing consultant, offering advice, counsel and general assistance concerning the licensing of your products. Our standard services to you shall include telephone and written communications with you, seeking out, evaluating and recommending properties for potential licenses, and, when requested, engaging in negotiations for licenses. You agree to refer to Building Q any inquiries you receive with respect to the licensing of your products.

2. The initial term of this agreement shall be for a period of one (1) year beginning August 1, 1998 and continuing until July 31, 1999. Thereafter, this agreement shall automatically be extended for an additional term of one (1) year, and from year to year thereafter, unless either of us gives the other written notice of termination of this agreement at least sixty (60) days prior to the end of the then current term, such termination to be effective as of the end of the then current term.

3. In consideration of the services rendered or to be rendered to you by Building Q, you shall pay Building Q the following as compensation:

        (a) A fee of $30,000 to take Collectible Concepts Group on as a client, payable in common stock of USAS at the rate of $.0l (one cent per share) for a total of 3,000,000 shares (legend) of common stock.



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        (b) You shall also pay Building Q a commission equal to two (2%) (2.5%
        FOB) percent of your company's net sales as defined by the applicable licensing agreements from shipment of any and all Licensed Products made under any license(s) or the renewals or extensions of any license(s) for so long as you are shipping Licensed Products. "Licensed Product" shall include any product bearing any elements licensed from a third party where such license was introduced, negotiated, or acquired during the term of this agreement, or any extensions thereof

         Unless you specifically request Buildinig Qs assistance, Building Q is under no obligation to assist you in securing renewals or extension of any license(s), and in either case you will be obligated to pay commissions to Building Q on licenses which are renewed or extended.

4. The commissions due under this agreement shall be paid concurrently with the rendering of statements to the licensors with respect to Licensed Products, and in no event less often than thirty (30) days after the end of each calendar quarter. In the event that such commission payments are not received by Building Q within thirty (30) days after the rendering of statements to the licensors, or within thirty (30) days after the end of each calendar quarter, whichever is sooner, interest thereon will accrue at the rate of 1.5% per month or a portion thereof until paid. You shall provide Building Q with true copies of all royalty reports you send to licensors with respect to Licensed Products at the same time that you send such reports to the licensors. Building Q shall be entitled to audit your records with respect to each of your licensed entered into as a result of Building Qs services after August 1, 1998, upon reasonable notice to you. You shall provide access to your records and otherwise cooperate with Building Qs auditors in connection with any audit.

5. You agree to reimburse Building Q for its Federal Express or other overnight mail service costs, as well as Building Qs reasonable travel expenses, including but not limited to transportation, food and lodging, incurred in connection with the services provided hereunder, or performing any other services reasonably requested by you and/or anyone authorized to act for you. Building Q agrees to obtain your prior approval for such travel expenses, and upon completion of the trip(s) shall provide you with vouchers and receipts for expenses which shall be paid by you within thirty (30) days of receipt of such vouchers and/or receipts.

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6. The expiration or termination of this agreement or of Building Qs services under this agreement shall not affect Building Qs continuing right to receive the compensation due Building Q under this agreement in respect of licenses acquired before or in effect as of the date of such expiration or termination and any renewals, extensions, and/or modifications of such licenses occurring after the date of expiration or termination.

7. You acknowledge and agree that Building Q is an independent contractor and no employer/employee relationship exists between us by reason of this agreement. Building Q shall have no power or authority to bind you to any legal relationship without your prior written approval, nor shall Building Q be a party or signatory to any of your agreements.

8. You agree to indemnify, defend, hold harmless, release and forever discharge Building Q and its agents, officers, managers and employees from any and all losses, costs or damages, including, attorneys fees resulting from any claims or demands of third parties against Building Q based upon your use of the services rendered with regard to the subject matter of this agreement. Building Q agrees to indemnify, defend, hold harmless, release and forever discharge you, your agents, officers and employees from any and all losses, costs or damages, including attorneys fees, resulting from any claim or demands whatsoever from third parties against you resulting in a final judgment against you, based upon wrongful conduct by Building Q that is beyond the scope of Building Qs powers, duties and authority herein.

9. Each of the following shall constitute an event of default under this agreement:

         (a) Your failure to pay any monthly installment of the annual retainer when due;

         (b)      Your failure to make any commission payments when due;

         (c) Your failure to provide Building Q with true copies of the royalty reports you send to licensors at the same time that you send such reports to the licensors;

         (d) Your refusal to permit Building Q to audit your records, or your failure or refusal to cooperate with Building Q's auditors in connection with any such audit; and



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         (e)      Your failure to perform or comply with any of the other
                  provisions of this agreement.

Upon the occurrence of any event of default, Building Q may terminate this agreement on written notice to you, and may exercise all legal or equitable remedies available to Building Q. In addition, Building Q shall be entitled to recover from you any attorneys fees it incurs following an event of default.

10. This agreement shall be governed by the laws of the State of New Jersey. Any actions, claims or suits arising out of or relating to this agreement, or the breach of this agreement, shall be brought only in, and you consent to the jurisdiction of, the Courts of the State of New Jersey. Notwithstanding to foregoing, all claims, disputes and other matters in question arising out of, or relating to this agreement, or the breach of this agreement, shall, at the sole election of Building Q, be decided by binding arbitration conducted in Cherry Hill, New Jersey in accordance with the rules of the American Arbitration Association. In the event of any arbitration proceedings, the prevailing party shall be entitled to recover its attorneys fees and costs. A judgment thereon may be entered and enforced in any court of competent jurisdiction.

11. You acknowledge that Building Q consults with and represents, and will consult with and continue to represent other companies on similar and different projects and Building Qs obligation under this agreement in no way preclude such consultations or representations. You also acknowledge that this is a consulting/service agreement only and does not guarantee income to you.

12. Nothing contained in this agreement shall require the commission of any act contrary to any expressed provision of law, or any rule or regulation of any governmental authority, and if there shall exist any such conflict between any provision of this agreement and any such applicable provision of law, rule or regulation, the latter shall prevail. Any provision or provisions of this agreement which shall be effected thereby, shall be curtailed, limited or eliminated to the extent necessary to remove such conflict and if so modified, this agreement shall remain in full force and effect.

13. Notwithstanding anything contained in this agreement to the contrary, this agreement may be terminated by Building Q in the event that you do not provide Building Q with copies of the royalty reports, permit an audit of your records, or pay for services rendered or expenses incurred as set forth above, within ten (10) days of written demand for the same. In the event of



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termination for these reasons Building Q shall have no further responsibilities pursuant to this agreement other than to collect for services previously rendered as set forth above.

14. This agreement constitutes the entire agreement between us. This agreement may not be modified, amended or changed except with a writing signed by both of us.

15. This agreement shall be binding upon the parties hereto and their respective executors, administrators, successors and assigns.


Signed.

BUILDING Q


By          .                                        Date:_________________199__
        C. Woodrow Browne,Principal


Signed:


By:                                                  Date:_________________199__